Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Suzie Boland

RFB Communications Group

813.259.0345

sboland@rfbcommunications.com

HOMEOWNERS CHOICE ANNOUNCES SECOND QUARTER 2008 RESULTS

Highlights:

Net income of $2,813,000 for the three months ended June 30, 2008

Net income of $0.54 per diluted share for the three months ended June 30, 2008

Net income of $6,736,000 for the six months ended June 30, 2008

Net income of $1.30 per diluted share for the six months ended June 30, 2008

Clearwater, Fla. — (Aug. 27, 2008) – Homeowners Choice, Inc. (NASDAQ: HCIIU), a Florida-based provider of homeowners’ insurance, today announced its results for the three months and six months ended June 30, 2008. Net income for the second quarter 2008 was $2,813,000, or $0.54 per diluted share, and for the six months ended June 30, 2008 was $6,736,000, or $1.30 per diluted share. Net premiums earned for the three months and six months ended June 30, 2008 were $9,818,000 and $20,259,000, respectively.

Homeowners Choice first began operations in July of 2007, so year to year results are not comparable.

“We are pleased to report a solid performance in our first earnings report as a publicly-held company,” said the company’s chief executive officer, Frank McCahill. “The company’s earnings are in line with our expectations and book value per share continued to increase quarter over quarter.”

The company will host an earnings conference call today at 4:30 p.m. EDT during which McCahill and the company’s chief financial officer, Dick Allen, will discuss the second quarter results. The call will be available live at (877) 407-6180 (toll-free). International callers should instead call (201) 689-8049. Professional analysts wishing to participate in the call should contact Jay Madhu, investor relations director, at (813) 263-5007. A live audio webcast of the call will be available at http://www.ir-site.com/hcpci/events.asp. Replays of the webcast will be available until Nov. 28, 2008.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company. Its wholly-owned subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., which began operations in July 2007, provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance to Florida property owners. On July 31, 2008, units comprised of one Homeowners Choice, Inc. common share and one warrant began trading on The NASDAQ Global Market under the ticker symbol “HCIIU.” The company expects common shares and warrants will soon begin separate trading on The NASDAQ Global Market under the ticker symbols “HCII” and “HCIIW,” respectively. The company’s principal executive offices are located at 145 N.W. Central Park Plaza, Suite 115, Port St. Lucie, Florida. 34986, but it plans to move its headquarters to Clearwater, Florida in August 2008. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. The forward-looking statements in this news release include statements regarding the company’s expectations regarding when the company’s common stock and warrants underlying the units will begin trading on The NASDAQ Global Market. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s registration statement filed with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition, and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	At June 30,	At December 31,
	2008	2007
	(Unaudited)
Assets
Cash and cash equivalents	$18,455	15,729
Short-term investments	28,059	17,055
Accrued interest and dividends receivable	138	60
Premiums receivable	14,650	3,256
Assumed reinsurance balances receivable	966	—
Deferred policy acquisition costs	5,724	3,163
Office equipment, net	96	36
Deferred income taxes	1,087	653
Other assets	709	41

Total assets	$69,884	39,993

Liabilities and Stockholders’ Equity

Losses and loss adjustment expenses	5,569	1,688
Unearned premiums	35,897	19,814
Ceded reinsurance balances payable	1,559	1,060
Assumed reinsurance balances payable	—	833
Accrued expenses	2,275	832
Income taxes payable	2,358	1,266
Other liabilities	935	162

Total liabilities	48,593	25,655

Stockholders’ equity:
Preferred stock (no par value 20,000,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 5,182,000 shares issued and outstanding)	—	—
Additional paid-in capital	13,600	13,383
Retained earnings	7,691	955

Total stockholders’ equity	21,291	14,338

Total liabilities and stockholders’ equity	$69,884	39,993

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue

Net premiums earned	$9,818	—	20,259	—
Net investment income	381	111	727	111
Other	284	—	403	—

Total revenue	10,483	111	21,389	111

Expenses

Losses and loss adjustment expenses	4,173	—	6,447	—
Policy acquisition and other underwriting expenses	1,803	6	4,119	6
Pre-opening expenses	—	265	—	344

Total expenses	5,976	271	10,566	350

Income (loss) before income taxes	4,507	(160)	10,823	(239)

Income taxes	1,694	40	4,087	40

Net income (loss)	$2,813	(200)	6,736	(279)

Basic earnings (loss) per share	$.54	(.05)	1.30	(.13)

Diluted earnings (loss) per share	$.54	(.05)	1.30	(.13)

Dividends per share	$—	—	—	—